                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          Piccadilly Cafeterias, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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     (2) Form, Schedule or Registration Statement No.:


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     (3) Filing Party:


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     (4) Date Filed:


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

                          PICCADILLY CAFETERIAS, INC.
                         3232 SHERWOOD FOREST BOULEVARD
                          BATON ROUGE, LOUISIANA 70816

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 3, 1997

                             ---------------------

TO THE SHAREHOLDERS OF PICCADILLY CAFETERIAS, INC.:

     Notice is hereby given that the 1997 Annual Meeting of Shareholders of Piccadilly Cafeterias, Inc. (the "Company"), will be held at the general offices of the Company, 3232 Sherwood Forest Boulevard, Baton Rouge, Louisiana, on Monday, November 3, 1997, at 10:00 a.m., for the following purposes:

     1. To elect three persons to serve as directors on the Board of Directors for a three-year term and until their successors are elected and have qualified;

     2. To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

     Only holders of record as of the close of business on September 5, 1997 are entitled to notice of and to vote at the meeting. A complete list of shareholders entitled to vote at the meeting will be available for inspection by shareholders at the offices of the Company immediately prior to the meeting.

     The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting, and any business for which notice of the Annual Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

                                          By Order of the Board of Directors,

                                          Mark L. Mestayer
                                          Corporate Secretary

Baton Rouge, Louisiana
September 24, 1997

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                          PICCADILLY CAFETERIAS, INC.

                         3232 SHERWOOD FOREST BOULEVARD
                          BATON ROUGE, LOUISIANA 70816
                             ---------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                                NOVEMBER 3, 1997

     The proxy furnished herewith, for use only at the Annual Meeting of Shareholders to be held November 3, 1997 (the "Annual Meeting"), and any adjournments thereof, is solicited on behalf of the Board of Directors of Piccadilly Cafeterias, Inc. (the "Company"). Solicitation is being made by mail and may also be made by personal contact. Arrangements have been made with the Company's stock transfer agent, Wachovia Bank, N.A., to mail the proxy materials to shareholders of record (as defined below) and to nominees holding shares for beneficial owners. All expenses incurred in the solicitation of proxies will be paid by the Company. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about September 24, 1997.

     Any shareholder executing a proxy retains the right to revoke it by delivery of notice in writing, or delivery of a proxy bearing a later date, to the Secretary of the Company at any time prior to its use, or by voting in person at the Annual Meeting. All properly executed proxies received by the Company and not revoked will be voted as specified and, in the absence of instructions to the contrary, will be voted FOR the election of all of the nominees for director identified below.

     Only shareholders of record at the close of business on September 5, 1997 (the "Record Date") are entitled to notice of the Annual Meeting and to vote or to execute proxies. At the close of business on the Record Date, the Company had outstanding 10,528,368 shares of common stock, without par value ("Common Stock"). Each shareholder is entitled to one vote on each matter considered at the Annual Meeting per share of Common Stock held by the shareholder as of the Record Date.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. With respect to the election of directors, withholding authority to vote with respect to one or more nominees will be counted as present for purposes of determining the existence of a quorum. If a quorum is present, directors will be elected by a plurality vote.

                            1. ELECTION OF DIRECTORS

     The Company's Articles of Incorporation provide for three classes of directors with staggered terms of office and provide that, upon the expiration of the term of office for a class of directors, nominees for each class shall be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.

     At the Annual Meeting, three nominees for director are to be elected; accordingly, proxies can not be voted for more than three persons. The remaining directors will have two years and one year, respectively, remaining in their terms of office.

     The Company's By-laws provide that no person who is or would be 70 years of age or older at the beginning of a term of office would be eligible for nomination or election to the Company's Board of Directors. Ms. Julia H. R. Hamilton, a member of the class of directors with terms expiring at the Annual Meeting, has not been renominated in accordance with the Company's By-laws. It is the intention of the Board of Directors, that as its first order of business in its regular meeting scheduled for November 3, 1997, it will appoint Ms. Hamilton an advisory director. Advisory directors are appointed for one-year terms. Ms. Hamilton was a partner in the first Piccadilly Cafeteria in 1944 and is principally engaged in personal investments. She has served as a director since 1977.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW.

     The Company has no reason to believe that any of the director nominees will be unable to serve, if elected. If any such person is unable to serve for any reason, proxies will be voted for a substitute nominee selected by the Board of Directors of the Company.

     The following tables set forth certain information regarding the three nominees for director proposed by the Board of Directors and those directors whose current terms of office will not expire at the Annual Meeting. For information concerning membership on committees of the Board of Directors, see "Other Information about the Board and its Committees" below.

                             NOMINEES FOR DIRECTOR

        NOMINEES FOR THREE-YEAR TERM EXPIRING AT THE 2000 ANNUAL MEETING

                                        DIRECTOR
                 NAME                    SINCE      AGE             POSITION(S) WITH THE COMPANY
                 ----                   --------     ---             ----------------------------

Ralph P. Erben.........................    N/A       66                          N/A
Ronald A. LaBorde......................   1992       41        Chief Executive Officer, President, and
                                                                               Director
Paul W. Murrill........................   1994       63           Chairman of the Board and Director

     Mr. Erben is principally engaged in personal investments. He was formerly the Chairman and Chief Executive Officer of Luby's Cafeterias, Inc. having served as an officer of that Company from 1978 to 1996 and a director from 1985 to 1997.

     Mr. LaBorde joined the Company in 1982. From June 1986 to January 1992, he was executive vice president, secretary and controller. In January 1992, he was elected treasurer and chief financial officer. In June 1995, he was elected chief executive officer and in July 1995, he was also elected president. He is a director of AMEDISYS, Inc.

     Mr. Murrill is retired. He has served as a director of Gulf States Utilities Company and its successor company, Entergy Corporation, since 1978. He was chairman and chief executive officer of Gulf States Utilities Company for five of those years. Mr. Murrill was Chancellor of Louisiana State University for seven years. He is a director of Tidewater, Inc., ChemFirst Corporation, Howell Corporation, and ZYGO, Inc.

               MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

                    TERM EXPIRING AT THE 1999 ANNUAL MEETING

                                        DIRECTOR
                 NAME                     SINCE      AGE             POSITION(S) WITH THE COMPANY
                 ----                   --------     ---             ----------------------------
Robert P. Guyton.......................   1996       60                        Director
Edward M. Simmons Sr...................   1992       69                        Director
Christel C. Slaughter..................   1996       42                        Director

     Mr. Guyton is a financial consultant. He was formerly a vice president and financial consultant for Raymond James & Associates, Inc. from 1993 to 1996. From 1981 to 1991 he was president and chief executive officer of Bank South Corporation. Mr. Guyton is a director of ChemFirst Corporation.

     Mr. Simmons is the chairman of the board and chief executive officer of McIlhenny Co., the makers of TABASCO brand pepper sauce. He is also a director of Pan American Life Insurance Company, First Commerce Corporation, First National Bank of Commerce and Central Louisiana Electric Company.

     Ms. Slaughter is co-owner of and management consultant with Slaughter and Associates, SSA Consultants, Inc. Ms. Slaughter earned a Ph.D. in management from Louisiana State University in 1979. Ms. Slaughter serves as a regional director of BankOne Corporation. Since 1979, she has been an active lecturer and consultant for both governmental and private entities.

                    TERM EXPIRING AT THE 1998 ANNUAL MEETING

                                        DIRECTOR
                 NAME                    SINCE      AGE             POSITION(S) WITH THE COMPANY
                 ----                   --------     ---             ----------------------------
Norman C. Francis......................   1995       66                        Director
Dale E. Redman.........................   1995       49                        Director
C. Ray Smith...........................   1992       62                        Director

     Mr. Francis is the president of Xavier University of Louisiana, New Orleans, Louisiana, a position that he has held for more than five years. He is a director of The Equitable Life, New York, First National Bank of Commerce, New Orleans, Louisiana and the Entergy Corporation. He is chairman of the Board of Liberty Bank and Trust, New Orleans, Louisiana.

     Mr. Redman has been executive vice president and chief financial officer of United Companies Financial Corporation since 1988 and a director since 1983.

     Mr. Smith is the Tipton R. Snavely professor of business administration and interim dean of the Darden Graduate School of Business Administration, University of Virginia. Mr. Smith has taught at the University of Virginia since 1961.

OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The Board of Directors held six meetings during the fiscal year ended June 30, 1997. No director during the last full fiscal year attended fewer than 75% of the aggregate of (a) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (b) the total number of meetings held by all committees of the Board on which he or she served (during the periods served).

     The Board presently has four standing committees. Certain information regarding the functions of the Board's committees, their present membership and the number of meetings held by each committee during the fiscal year ended June 30, 1997 is described below:

          Executive Committee. The Executive Committee is authorized, to the extent permitted by law, to exercise substantially all powers of the Board of Directors between meetings of the Board. The Executive Committee did not meet during the fiscal year ended June 30, 1997. Paul W. Murrill (Chairman), Dale E. Redman and Julia H.R. Hamilton are members of the Executive Committee.

          Audit Committee. The Audit Committee reviews with the Company's independent auditors the plan, scope and results of the annual audit and the procedures for and results of internal controls. The Audit Committee reviews the audit services performed by the Company's independent auditors and the possible effect on the independence of the auditors of the performance of nonaudit services. The Audit Committee held two meetings during the fiscal year ended June 30, 1997. C. Ray Smith (Chairman), Norman C. Francis, Julia H.R. Hamilton, and Christel C. Slaughter are members of the Audit Committee.

          Compensation Committee. The Compensation Committee, which has authority to consider and make recommendations to the Board of Directors regarding compensation of officers of the Company, held three meetings during the fiscal year ended June 30, 1997. This committee also administers the Company's 1993 Incentive Compensation Plan. Edward M. Simmons (Chairman), Paul W. Murrill, Robert P. Guyton, and Dale E. Redman are members of the Compensation Committee.

          Nominating Committee. The Nominating Committee, which makes director recommendations to the Board of Directors on an as needed basis, did not meet during the year ended June 30, 1997. This committee will consider nominees recommended by shareholders. Shareholders wishing to make a recommendation may do so by sending a letter to the Nominating Committee. Julia H.R. Hamilton (Chairman), Edward M. Simmons, and C. Ray Smith are members of the Nominating Committee.

          Compensation of Directors. Each director who is not an officer of the Company receives, in addition to reimbursement of reasonable and necessary costs and expenses incurred, a retainer of $1,000 per month, a fee of $1,000 for each regular and special meeting of the Board of Directors that he or she attends, and $500 for each meeting of a committee of the Board of Directors that such director attends. In the case of directors who are officers of the Company, a fee of $350 is received for each regular meeting of the Board of Directors attended. Beginning July 1, 1997, the retainer is paid 50% in cash and 50% in the Company's Common Stock and has been increased to $15,000 per year. Also effective July 1, 1997, directors who are officers of the Company no longer receive a fee for attending regular meetings of the Board of Directors.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information on groups and individuals known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

                                                                 SHARES
                      NAME AND ADDRESS                        BENEFICIALLY     PERCENT
                    OF BENEFICIAL OWNER                          OWNED         OF CLASS
                    -------------------                       ------------     --------
Brinson Partners, Inc. and related companies(1).............    758,074          7.3%
O.Q. Quick..................................................    865,602(2)       8.2%
  #26 Sugar Creek Place
  Waco, Texas 76712

---------------

 (1) Based upon information included in Schedule 13G dated February 12, 1997 filed with the Securities and Exchange Commission by Brinson Partners, Inc. ("BPI") on behalf of itself, Brinson Trust Company ("BTC"), Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBCUSA") and Swiss Bank Corporation ("SBC"). BTC is a wholly-owned subsidiary of BPI. BPI is a wholly-owned subsidiary of BHI. BHI is a wholly-owned subsidiary of SBCUSA. SBCUSA is a wholly-owned subsidiary of SBC. The address of BPI, BTC and BHI is 209 South LaSalle, Chicago, Illinois 60604-1295. SBCUSA's address is 222 Broadway, New York, NY 10038. The address for SBC is Aeschenplatz 6 CH-4002, Basel, Switzerland.

 (2) Includes 751,002 shares held by Mr. Quick as trustee or co-trustee under several trusts, 30,000 shares held by Mr. Quick's spouse as trustee under several trusts, and 84,600 shares held beneficially and of record jointly with his spouse or individually by Mr. Quick or his spouse.

                            ------------------------

COMMON STOCK OWNERSHIP OF MANAGEMENT

     Based on available information, the Company believes that set forth in the table below is information in connection with the beneficial ownership of Common Stock of the Company by the Named Executive Officers (as defined under "Executive Compensation and Other Benefits" herein), the directors, nominees for director and executive officers of the Company as a group (26 persons) as of August 4, 1997:

                                                     AMOUNT AND NATURE   PERCENT   RIGHTS TO ACQUIRE
                                                       OF BENEFICIAL       OF          BENEFICIAL
NAME                                                   OWNERSHIP(1)       CLASS       OWNERSHIP(7)
----                                                 ------------------  -------   -----------------
Norman C. Francis...................................            555        *                 --
Robert P. Guyton....................................          1,000        *                 --
Julia H. R. Hamilton................................      1,162,510(2)    11.0               --
Ronald A. LaBorde...................................        150,265(3)(4)  1.4           65,000
Paul W. Murrill.....................................          8,000        *                 --
Dale E. Redman......................................          1,000        *                 --
Edward M. Simmons Sr................................          1,262        *                 --
Christel C. Slaughter...............................             --        *                 --
C. Ray Smith........................................            554(5)     *                 --
J. Fred Johnson.....................................         34,745        *             30,000
Joseph S. Polito....................................         36,835        *             31,000
Warriner C. Siddle..................................         19,749        *             18,600
Brian G. Von Gruben.................................         29,862(6)     *             19,800
Directors, Nominees and Executive Officers as a
  Group.............................................      1,594,935       14.8          273,000

------------

  *  Less than 1%.

 (1) Information relating to the beneficial ownership of Common Stock by directors, nominees for director and Named Executive Officers is based upon information furnished by each such individual using "beneficial ownership" concepts set forth in rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Securities Exchange Act of 1934. Except as indicated in other footnotes to this table, directors, nominees and Named Executive Officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director's, nominee's or executive officer's immediate family have a beneficial interest, and as to which such shares the director, nominee or executive officer disclaims beneficial ownership. The address of each owner is P.O. Box 2467, Baton Rouge, Louisiana 70821.

 (2) Includes 26,000 shares held as trustee of a charitable trust.

 (3) A portion of the shares are held beneficially and of record jointly with spouse.

 (4) Includes 89,716 shares held by Mr. LaBorde as trustee or co-trustee (together with Mr. O.Q. Quick, see "Common Stock Ownership of Certain Beneficial Owners" above) under several trusts.

 (5) Includes 300 shares held by his spouse.

 (6) Includes 62 shares held by his spouse.

 (7) Beneficial ownership includes rights to acquire shares under the 1993 Incentive Compensation Plan and are included in "Amount and nature of beneficial ownership."

                   EXECUTIVE COMPENSATION AND OTHER BENEFITS

     There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ending June 30, 1997, 1996 and 1995, of (i) the Chief Executive Officer as of June 30, 1997, and (ii) the other four most highly compensated executive officers of the Company as of June 30, 1997 (for the purposes of this and the following tables and discussion concerning executive compensation, such five executive officers shall be referred to as the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                        ANNUAL                   COMPENSATION
                                                     COMPENSATION                   AWARDS
                                         -------------------------------------   ------------      ALL
                                                                    OTHER         SECURITIES      OTHER
                                                                   ANNUAL         UNDERLYING     COMPEN-
  NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS     COMPENSATION(1)   OPTIONS/SARS   SATION(2)
  ---------------------------     ----   --------   --------   ---------------   ------------   ---------
Ronald A. LaBorde...............  1997   $274,976   $133,504             --              --       $ 2,550
President and Chief Executive     1996    274,976    111,000             --              --         2,900
Officer                           1995    155,826         --        $23,771         250,000         3,250
Joseph S. Polito................  1997    132,870     56,259             --              --           800
Executive Vice President and      1996    120,952     26,250             --          16,000           800
General Manager.................  1995    121,952         --         23,697              --           800
Brian G. Von Gruben.............  1997    141,804     30,968             --              --           800
Executive Vice President and      1996    141,804         --             --              --           800
Director of Marketing             1995    142,804         --         22,902              --           800
J. Fred Johnson(3)..............  1997    124,548     47,341             --              --           800
Executive Vice President,         1996     79,084     13,125             --          30,000           800
Treasurer and Chief Financial
  Officer
Warriner C. Siddle..............  1997    140,400     29,492             --              --           800
Executive Vice President and      1996    140,400         --             --              --           800
Director of Development           1995    141,400         --         27,067              --           800

---------------

(1) Excludes perquisites and other benefits unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the annual salary reported for the named executive officer. Amounts shown include the value of personal use of company-owned vehicles and payments made to cover personal income taxes related to use of these vehicles.

(2) Includes $800 per named executive per year paid by the Company for insurance premiums for a group policy which afforded term life insurance and long-term disability insurance for all officers and for a group accidental death policy which afforded coverage for all executive officers. Remaining amounts for Mr. LaBorde are for director fees.

(3) Mr. Johnson joined the Company in November, 1995.

                            ------------------------

                       OPTION GRANTS IN FISCAL YEAR 1997

     No stock options were granted during 1997 to the Named Executive Officers. Subsequent to the fiscal year-end, the Compensation Committee of the Board of Directors granted options for 117,000 shares of Common Stock at its fair market value on the date of grant of $12.00 per share. The Named Executive Officers were granted options for 53,400 of these shares and such shares are included in the table set forth in "Common Stock Ownership of Management."

               STOCK OPTIONS AND STOCK APPRECIATION RIGHTS (SARS)

     The following table sets forth information with respect to the Named Executive Officers concerning unexercised options and SARs held as of June 30, 1997. No options or SARs were exercised during the fiscal year ended June 30, 1997.

                     OPTION/SAR VALUES AS OF JUNE 30, 1997

                                             NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                            UNDERLYING UNEXERCISED                     IN-THE-MONEY
                                                OPTIONS/SARS AT                       OPTIONS/SARS AT
                                                 JUNE 30, 1997                         JUNE 30, 1997
                                      -----------------------------------   -----------------------------------
                NAME                   EXERCISABLE(1)     UNEXERCISABLE      EXERCISABLE(1)     UNEXERCISABLE
                ----                   --------------     -------------      --------------     -------------
Ronald A. LaBorde...................       50,000            200,000(2)         $50,000            $200,000(2)
J. Fred Johnson.....................       25,000              5,000             25,000               5,000
Joseph S. Polito....................       16,000                 --             16,000                  --

------------

(1) All options were awarded at the fair market value of the shares on the date of grant.

(2) The Company has entered into an agreement with Mr. LaBorde pursuant to which he has been granted a long-term incentive right to receive a cash payment equal to the increase in price of 200,000 shares of the Common Stock between June 9, 1995 and June 8, 1999. This long-term incentive right will vest immediately upon a change of control and will vest in four annual 25% increments to be paid in the event Mr. LaBorde ceases to serve as Chief Executive Officer prior to June 8, 1999 and is in good standing with the Board of Directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has provided the following Compensation Committee Report:

     The Company maintains a Compensation Committee comprised entirely of outside, independent directors. The Compensation Committee sets compensation for the chief executive officer, approves the compensation of executive officers of the Company, and administers the Company's stock option plan. In general, levels and methods of compensation approved by the Committee are designed to:

     - recognize individual initiative and performance;

     - assist the Company in attracting and retaining qualified executives; and

     - align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of Common Stock.

     Compensation of the Company's executives consists primarily of a base salary, bonus compensation based primarily on increases in pre-tax income over the prior fiscal year, and the periodic grant of long term incentive opportunities in the form of stock options. For purposes of computing such bonuses, fiscal 1996 net income does not include the negative impact of certain adjustments including those made in the fourth quarter of fiscal 1996 to record interest reserves relating to Internal Revenue examinations and to record the impact of the adoption of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Total bonuses paid for fiscal year 1997 was $633,029 of which the Named Executive Officers were paid $317,056. Certain other executives received bonuses for fiscal 1997 on a discretionary basis. These were approved by the Committee in recognition of individual initiative and levels of responsibility with respect to the Company's performance for fiscal 1997. These bonuses totaled $12,000 of which the named executives were paid $10,000.

     In setting executive salary compensation, the Committee generally bases its decisions on recommendations presented to it by the Company's management. The Committee's decisions are made using subjective evaluations and, except as described above, no formulas measuring Company or individual performance are used. In May 1995, the Committee received a previously commissioned report from an independent compensation consultant who the Committee had engaged to review the Company compensation practices generally as well as to provide a comparison of the Company's executive compensation practices to other comparable companies. Based on the consultant's report, the Committee determined that the Company's overall level of executive compensation at that time was generally in line with executive compensation practices at other peer companies. Although the Compensation Committee did not retain a compensation consultant during 1997, it is satisfied that the Company's executive compensation practices remained consistent with those for 1995 and remained in line with the practices of its competitors.

     Legislation enacted in 1993 imposes a $1 million annual limit on the tax deductibility of compensation paid to certain executive officers. The Company's 1993 Incentive Compensation Plan has been structured such that stock-based incentives granted under that plan can be excluded from the $1 million limit. The cash compensation currently paid by the Company to executive officers is substantially below $1 million and, accordingly, will continue to be deductible by the Company.

                                          Submitted by the Compensation
                                          Committee

                                          Edward M. Simmons Sr., Chairman
                                          Robert P. Guyton
                                          Paul W. Murrill
                                          Dale E. Redman

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee have been officers or employees of the Company or any of its subsidiaries. No executive officer of the Company served in the last fiscal year as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of the Company.

                                  PENSION PLAN

     The Company maintains a defined benefit pension plan for employees. Annual benefits payable on normal retirement at age 65 are equal to a participant's number of years of service multiplied by 1% of the participant's final average annual compensation, which is defined as the average annual remuneration paid for the five highest consecutive years of the 10 most recent years preceding retirement. Remuneration consists of a participant's total earnings during applicable periods, including bonuses. The Named Executive Officers have the following credited years of service under the plan: Mr. LaBorde - 15; Mr.
Polito - 33; Mr. Von Gruben - 26; Mr. Johnson - 1; and Mr. Siddle - 22. Benefits are not subject to deductions for Social Security benefits or other offset amounts. The following table shows estimated annual benefits payable on retirement to persons in specified remuneration and years-of-service classifications:

                                                       YEARS OF CREDITED SERVICE
FINAL AVERAGE                       ---------------------------------------------------------------
ANNUAL COMPENSATION                    15         20         25         30         35         40
-------------------                 --------   --------   --------   --------   --------   --------
     $100,000.....................  $15,000    $20,000    $ 25,000   $ 30,000   $ 35,000   $ 40,000
      125,000.....................   18,750     25,000      31,250     37,500     43,750     50,000
      150,000.....................   22,500     30,000      37,500     45,000     52,500     60,000
      175,000.....................   26,250     35,000      43,750     52,500     61,250     70,000
      200,000.....................   30,000     40,000      50,000     60,000     70,000     80,000
      225,000.....................   33,750     45,000      56,250     67,500     78,750     90,000
      250,000.....................   37,500     50,000      62,500     75,000     87,500    100,000
      300,000.....................   37,500     50,000      62,500     75,000     87,500    100,000
      400,000.....................   37,500     50,000      62,500     75,000     87,500    100,000
      500,000.....................   37,500     50,000      62,500     75,000     87,500    100,000

     The amount of fiscal 1997 compensation from which benefits would be calculated is limited to $250,000 for Mr. LaBorde.

          EMPLOYMENT, MANAGEMENT CONTINUITY AND RETIREMENT AGREEMENTS

     Each of the Named Executive Officers has entered into a management continuity agreement with the Company that provides benefits to the officer if the officer's employment is terminated other than because of disability, death, cause (as defined in the agreement) or by the officer for good reason (as defined in the agreement) within 36 months following a change of control of the Company. The benefits include a cash payment equal to one and one-half times the officer's base salary and bonus (with the exception of Mr. LaBorde for which the multiplier is two and one-half) and the vesting of all outstanding stock options, stock appreciation rights or other incentive awards.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly cumulative total shareholder return ("shareholder return") on the Company's Common Stock against the shareholder return of the S&P's 500 Stock Index and a Peer Group Composite Index (structured by the Company as set forth below) for the five year period commencing June 30, 1992 and ended June 30, 1997.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

   PICCADILLY CAFETERIAS, INC., S&P 500 INDEX & PEER GROUP COMPOSITE INDEX**

        MEASUREMENT PERIOD             PICCADILLY
      (FISCAL YEAR COVERED)         CAFETERIAS, INC.      PEER GROUP           S&P 500
1992                                              100                100                100
1993                                               96                 98                114
1994                                              102                 72                115
1995                                               97                 62                145
1996                                              122                 56                183
1997                                              130                 44                247

     Assumes $100 invested on June 30, 1992 in the Company's Common Stock. S&P's 500 Stock Index and a Peer Group Composite Index constructed by the Company as set forth below.
---------------

 * Total return assumes reinvestment of dividends.

** Fiscal year ending June 30.

     In constructing the Peer Group Composite Index ("Peer Index") for use in the performance graph above, the Company used the shareholder returns of various publicly held companies (weighted in accordance with each such Company's stock market capitalization at June 30, 1992 and including reinvestment of dividends) that compete with the Company in the family dining segment (the group of companies included in the Peer Index competing with the Company are hereinafter referred to as the "Peer Group"). Included in the Peer Group are mid-priced family restaurant companies with large multi-unit operations and similar stock market capitalization. The Peer Group includes Buffets, Inc., Fresh Choice Inc., Furr's/Bishop's Inc., Stacey's Buffet Inc., Lubys Cafeterias, Inc., Morrison Restaurants Inc., Perkins Family Restaurants, L.P., Ryans Family Steak Houses, Inc., Shoney's, Inc. and Sizzler International Inc.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company the copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1997, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.

                                2. OTHER MATTERS

     The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those listed in the accompanying Notice of Annual Meeting of Shareholders. If other matters, not now known, properly come before such meeting or any adjournment thereof, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

     IF YOU CANNOT ATTEND THIS MEETING, PLEASE SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

SHAREHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

     Shareholders may submit proposals for the 1998 Annual Meeting of Shareholders by sending such proposals to the attention of Mark L. Mestayer, Corporate Secretary, P.O. Box 2467, Baton Rouge, Louisiana 70821. In order to be considered for inclusion in the proxy statement for the 1998 Annual Meeting of Shareholders, such proposals must be received by the Company on or before May 26, 1998. All shareholder proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission.

     THE COMPANY WILL FURNISH WITHOUT CHARGE COPIES OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1997 TO INTERESTED SECURITYHOLDERS ON REQUEST. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBITS DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT UPON PAYMENT OF REASONABLE FEES RELATING TO THE COMPANY'S FURNISHING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE DIRECTED TO J. FRED JOHNSON, TREASURER AND CHIEF FINANCIAL OFFICER, P.O. BOX 2467, BATON ROUGE, LOUISIANA 70821.

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

---------------------------------------------------   1. Election of Directors
      PICCADILLY CAFETERIAS, INC.                                                       For All         With         For All
---------------------------------------------------                                    Nominees         Hold         Except
                                                                Ralph P. Erben
                                                                Ronald A. LaBorde         [ ]            [ ]           [ ]
                                                                Paul W. Murrill

                                                         NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the names(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

RECORD DATE SHARES:

                                                      2. In their discretion the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s).
                                                         This Proxy may be revoked at any time prior to voting thereof.


                                                ----     Mark box at right if no address change or comment has been noted on   [ ]
  Please be sure to sign and date this Proxy.   Date     the reverse side of this card.
----------------------------------------------------


----------------------------------------------------
  Shareholder sign here        Co-owner sign here

DETACH CARD                                                                                                              DETACH CARD


                                                      PICCADILLY CAFETERIAS, INC.

        Dear Shareholder:

        Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

        Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

        Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

        Your vote must be received prior to the Annual Meeting of Shareholders, November 3, 1997.

        Thank you in advance for your prompt consideration of these matters.


        Sincerely,

        Piccadilly Cafeterias, Inc.

                           PICCADILLY CAFETERIAS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the 1997 Annual Meeting of Shareholders and Proxy Statement and does hereby appoint Paul W. Murrill and Mark L. Mestayer, and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent and to vote all shares of Piccadilly Cafeterias, Inc. Common Stock, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Piccadilly Cafeterias, Inc., to be held at the general offices of the Company, 3232 Sherwood Forest Boulevard, Baton Rouge, Louisiana at 10:00 a.m. on November 3, 1997 and at any adjournment(s) thereof.

This Proxy, when properly executed, duly returned and not revoked, will be voted. It will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of the nominees listed in Proposal 1.

------------------------------------------------------------------------------
                   PLEASE VOTE, DATE AND SIGN ON REVERSE AND
                   RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
------------------------------------------------------------------------------

Please sign exactly as your name(s) appear(s) hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.

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